UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Adverum Biotechnologies, Inc.

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PROXY STATEMENT SUPPLEMENT

ADVERUM BIOTECHNOLOGIES, INC.

1035 O’Brien Drive

Menlo Park, CA 94025

May 8, 2018

To the Stockholders of Adverum Biotechnologies, Inc.:

We are providing you with this proxy statement supplement to provide additional information resulting from events that occurred subsequent to the distribution of our proxy statement for our upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), which will be held on May 31, 2018, at 11:00 a.m. local time, at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, California 94304.

Departure of Amber Salzman, Ph.D.

On May 1, 2018, the Board of Directors and Amber Salzman, Ph.D., our President and Chief Executive Officer, reached the mutual decision that Dr. Salzman would step down as President and Chief Executive Officer and as a director of Adverum, effective as of May 3, 2018 (the “Separation Date”). The Board and Dr. Salzman have agreed that at this important time Adverum is best served by a chief executive officer based out of the company’s headquarters, rather than commuting weekly from the East Coast. Dr. Salzman’s employment and service as a director with Adverum ceased on the Separation Date. Adverum has initiated a search for a President and Chief Executive Officer to replace Dr. Salzman. To provide for a smooth transition for Adverum’s stakeholders, including patients, Adverum has entered into a Separation and Consulting Agreement with Dr. Salzman pursuant to which Dr. Salzman will consult for Adverum for a period ending June 30, 2020.

Prior to the Separation Date, Dr. Salzman served on our Board as a Class II director. As a result of Dr. Salzman’s resignation, the Board of Directors decreased the authorized number of directors to six. At such time as we hire a new President and Chief Executive Officer, the Board expects to increase the authorized number of directors to seven and to appoint the new President and Chief Executive Officer as a Class II director.

Appointment of Leone Patterson as Interim President and Chief Executive Officer

Leone Patterson, Adverum’s current Senior Vice President and Chief Financial Officer, has been appointed to serve also as our Interim President and Chief Executive Officer, effective as of the Separation Date, while Adverum conducts a search for a permanent President and Chief Executive Officer, and as such will be our principal executive officer.

Departure of Athena Countouriotis, M.D.

On April 27, 2018, Athena Countouriotis, M.D., Senior Vice President and Chief Medical Officer of Adverum, informed Adverum of her decision to resign as an officer and employee of Adverum. Her resignation will be effective May 11, 2018.

Appointment of Linda Neuman as Interim Chief Medical Officer

Linda Neuman, M.D., our current Vice President of Clinical Development, has been appointed to serve also as our Interim Chief Medical Officer and as such will have responsibility for the oversight of our ongoing clinical trial and any future clinical trials.

Dr. Neuman has 25 years of experience in the biotechnology industry and in clinical practice treating patients. Most recently, Dr. Neuman served as vice president, clinical development at Sunesis Pharmaceuticals, Inc. where she led the filing of an Investigational New Drug application and initiated a Phase 1b/2 clinical study in patients. Before Sunesis, she worked with Puma Biotechnology, Inc. as senior medical director, oncology. Previously, Dr. Neuman was medical director of oncology at Onyx Pharmaceuticals, where she served as clinical lead on the global product development team. Earlier in her career, Dr. Neuman held roles of increasing responsibility at Covidien Pharmaceuticals, Millennium Pharmaceuticals, Inc., and Schering-Plough. She began her career in clinical practice as an internist. Dr. Neuman earned an M.D. and B.S. in biology from Southern Illinois University. Dr. Neuman also received an M.B.A from Indiana Wesleyan University.

By Order of the Board of Directors,

/s/ Jennifer Cheng

Jennifer Cheng, Ph.D., J.D.
Corporate Secretary

Menlo Park, California

May 8, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to Be Held on May 31, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement for the 2018 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at our website at investors.adverum.com and at www.proxyvote.com.